Exhibit 23.2

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Rayovac Corporation:

We consent to incorporation by reference herein of our report dated November 7, 2003 related to the consolidated balance sheets of Rayovac Corporation and subsidiary companies as of September 30, 2003 and 2002, and the related consolidated statements of income, cash flows and stockholders’ equity for each of the years in the three-year period ended September 30, 2003, which report appears in the September 30, 2003 annual report on Form 10-K of Rayovac Corporation.

/s/ KPMG LLP
Atlanta, Georgia
July 21, 2004